UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION RE QUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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- IMPORTANT INFORMATION ABOUT YOUR FUND -

The Wasatch Strategic Income Fund (WASIX) and Wasatch World Innovators Fund (WAGTX/WIGTX) will merge into new Non-Wasatch funds managed by Seven Canyons Advisors on or about September 7, 2018. If shareholders approve this merger, your existing accounts for these two Wasatch Funds will move to new Non-Wasatch accounts and funds managed by Seven Canyons Advisors. The new Seven Canyons Funds have been created solely for the purpose of this merger.

August 9, 2018

Dear Shareholder,

We recently sent you proxy materials asking for your vote on the approval of a plan of reorganization that would result in the merger of the Wasatch Strategic Income Fund and Wasatch World Innovators Fund into the new Seven Canyons Strategic Income Fund and Seven Canyons World Innovators Fund (the “Seven Canyons Funds”). The Seven Canyons Funds have been created solely for the proposed mergers and will not commence operations until the approval by shareholders and completion of the merger.

Earlier this year Wasatch Advisors, Inc., Advisor to the Wasatch Funds, announced the planned departure of Founder and Chairman Sam Stewart, who will leave to join Seven Canyons Advisors, LLC—an SEC-registered investment advisor recently established by members of his family. Josh Stewart, a son of Sam Stewart, will also depart Wasatch to join the new family-owned firm. Sam Stewart is the portfolio manager of the Wasatch Strategic Income Fund and Sam Stewart and Josh Stewart are the portfolio managers of the Wasatch World Innovators Fund. After the proposed merger, Sam Stewart and Josh Stewart will manage the Seven Canyons Funds just as they have managed the Wasatch Funds. The Board of Trustees considered the proposal and concluded it would be in the best interests of shareholders to give shareholders the option of Sam and Josh continuing to manage their assets after they left to join Seven Canyons. More information about Seven Canyons Advisors is included below.

The proxy materials you received include detailed information about the proposed plans of reorganization, the new Seven Canyons Funds, as well as a list of commonly asked questions and answers. We encourage you to read the proxy material before casting your vote for the proposals. The Board of Trustees of Wasatch Funds recommends you vote FOR the proposed reorganizations.

Your vote is very important to the process. If you decide to vote for the merger, your funds will no longer be managed by Wasatch Advisors. Instead they will be managed by Seven Canyons Advisors. You will receive shares in the Seven Canyons Fund(s). You will also receive account statements from Seven Canyons Funds. There will be no tax impact to you based on the merger. Your overall cost basis in the fund(s) will be transferred to the new fund(s). If you decide to redeem or exchange your Wasatch Strategic Income Fund or Wasatch World Innovators Fund for another Wasatch Fund, you may do so at any time prior to September 6, 2018. You may incur short- or long-term capital gains tax if you redeem or exchange shares of the Wasatch Funds, depending on the holding period of any of your shares and their cost basis. Please consult your tax advisor for more information.

P.O. Box 2172 • Milwaukee, WI 53201-2172 • www.WasatchFunds.com

Phone: 800.551.1700

Wasatch Funds are distributed by ALPS Distributors, Inc.

The following exchange and redemption options are available to you:

1.	You may exchange your shares in the Fund(s) for shares of any other Wasatch Fund by a) completing the enclosed Exchange/Redemption Form and returning it to us using the postage-paid return envelope, b) placing an exchange request through your online account, or c) calling us at 800.551.1700.

2.	You may redeem your investment in the Fund(s) and receive a check for the net asset value as of the date of your redemption by a) completing the enclosed Exchange/Redemption Form and returning it to us using the postage-paid return envelope, b) placing a redemption request through your online account, or c) calling us at 800.551.1700.

If you choose to redeem or exchange, for your convenience, we have enclosed an “Exchange/Redemption Form” for each Fund, which you may use to provide us your instructions. A postage-paid return envelope is also included for your convenience. We will not impose the 60-day redemption fee on any transactions related to the Wasatch Strategic Income Fund or the Wasatch World Innovators Fund regardless of the purchase date.

Thank you for your investment in the Wasatch Funds. We look forward to continuing to serve your investment needs. If you have questions, please contact shareholder services at 800.551.1700 between 7:00 a.m. and 7:00 p.m. Central Time, Monday through Friday.

Sincerely,

Eric S. Bergeson, President

Wasatch Funds Trust

…

ABOUT SEVEN CANYONS ADVISORS:

Seven Canyons Advisors (SCA) was formed in 2017 based on the belief that a global equities investment boutique with collaboration between a small, experienced and talented team provides the optimal foundation for repeatable success. SCA believes that the ability to produce excess returns above index benchmarks is further enhanced by managing smaller levels of assets, within a smaller range of asset classes and products.

SCA recently launched the Seven Canyons Strategic Income Fund and the Seven Canyons World Innovators Funds solely for the purpose of the proposed reorganizations described above and in your proxy materials. Each Seven Canyons Fund has substantially similar objectives, strategies and risks as their respective Wasatch Funds.

P.O. Box 2172 • Milwaukee, WI 53201-2172 • www.WasatchFunds.com

Phone: 800.551.1700

Wasatch Funds are distributed by ALPS Distributors, Inc.

The experienced investment team of Seven Canyons Advisors consists of the following individuals:

Sam Stewart is the current lead Portfolio Manager of the Wasatch Strategic Income Fund and a Portfolio Manager on the Wasatch World Innovators Fund. Sam Stewart is also the founder of Wasatch Advisors and over his 43-year tenure at Wasatch he helped build the company into an internationally known brand in global small-cap investing with assets of over $17 billion as of June 30, 2018.

Josh Stewart is the current lead portfolio manager of the Wasatch World Innovators Fund, which recently (2018) won the Lipper Award for best Global Multi-Cap Growth fund for the ten-year period among 27 Global Multi-Cap Growth Funds. The Wasatch World Innovators Fund is currently, as of June 30, 2018, a Morningstar 4-Star rated fund against 111 funds in the Small/Mid World Stock category.

Spencer Stewart is a Portfolio Manager and Founding Partner of Seven Canyons Advisors. Before Seven Canyons, he was a Senior Research Analyst and a Portfolio Manager at Grandeur Peak Funds where he managed the Grandeur Peak Emerging Markets Opportunities Fund (2013 – 2017), the Grandeur Peak International Opportunities Fund (2015-2016), and the Grandeur Peak Global Reach Fund (2013-2015).

Wesley Golby is a Portfolio Manager and Founding Partner of Seven Canyons Advisors. Before Seven Canyons, he was Director of Research for Fleckenstein Capital Management, a short-biased hedge fund from 2013-2017. Prior to that, Mr. Golby was a Partner and Portfolio Manager from 2001 to 2013 at S-Squared Technology, LLC, a TMT-focused hedge fund.

RISKS AND DISCLOSURES:

Past performance is not indicative of future results.

Mutual-fund investing involves risks, and loss of principal is possible. Investing in small-cap funds will be more volatile, and loss of principal could be greater than investing in large-cap or more diversified funds. Investing in foreign securities, especially in emerging and frontier markets, entails special risks, such as unstable currencies, highly volatile securities markets, and political and social instability, which are described in more detail in the prospectus.

The Wasatch Strategic Income Fund’s primary investment objective is to capture current income; a secondary objective is long-term growth of capital. The Wasatch World Innovators Fund’s investment objective is long-term growth of capital.

Additional Information and where to find it: Please read the Combine Proxy Statement/Prospectus (“Proxy/Prospectus”) carefully. The Proxy/Prospectus contains important information about the proposals discussed in this letter, the persons soliciting the proxies in connection with the proposals, and the interest of those persons in the proposals. Shareholders may obtain a free copy of the Proxy/Prospectus from the Securities and Exchange Commission at www.sec.gov. Free copies of the proxy statement also may be obtained by calling-877-783-5524 or by visiting www.proxyonline.com.

P.O. Box 2172 • Milwaukee, WI 53201-2172 • www.WasatchFunds.com

Phone: 800.551.1700

Wasatch Funds are distributed by ALPS Distributors, Inc.

The Lipper Fund Awards program honors funds that have excelled in delivering consistently strong risk-adjusted performance, relative to peers. Lipper designates award-winning funds in most individual classifications for the three-, five- and 10-year periods. Lipper Award designations are not intended to constitute investment advice or predict future results, and Lipper does not guarantee the accuracy of this information. In addition to periods of positive returns, the Wasatch Funds that received Lipper Awards may have experienced some periods of negative returns during the award time frames. Past performance is not indicative of future results.

The Lipper Fund Awards are part of the Thomson Reuters Awards for Excellence, a global family of awards that celebrate exceptional performance throughout the professional investment community. The Thomson Reuters Awards for Excellence recognize the world’s top funds, fund management firms, sell-side firms, research analysts, and investor relations teams. The Thomson Reuters Awards for Excellence also include the Extel Survey Awards, the StarMine Analyst Awards, and the StarMine Broker Rankings. For more information, please contact markets.awards@thomsonreuters.com or visit http://excellence.thomsonreuters.com/.

The Wasatch World Innovators Fund’s 3, 5, and 10-year Morningstar Ratings are 4 stars out of 111 funds, 3 stars out of 97 funds, and 5 stars out of 55 World Small Mid Stock funds, respectively as of 6/30/18. For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating™ based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance (including the effects of sales charges, loads, and redemption fees), placing more emphasis on downward variations and rewarding consistent performance. The top 10% of the funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars, and the bottom 10% receive 1 star. (Each share class is counted as a fraction of one fund within this scale and rated separately, which may cause slight variations in the distribution percentages.) The Overall Morningstar Rating for a fund is derived from a weighted average of the performance figures associated with its 3-, 5-, and 10-year Morningstar Rating metrics

© 2018 Morningstar, Inc. All Rights Reserved. The information contained herein: (1) is proprietary to Morningstar; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results.

Wasatch Funds are distributed by ALPS Distributors, Inc. (ADI). ADI is not affiliated with Wasatch Advisors, Inc. Wasatch Advisors, Inc. is not affiliated with Seven Canyons Advisors, LLC, or Grandeur Peak Funds. Eric Bergeson is a registered representative of ADI.

© 2018 Wasatch Funds. All rights reserved.

WAS004771 Exp: 10/31/18

P.O. Box 2172 • Milwaukee, WI 53201-2172 • www.WasatchFunds.com

Phone: 800.551.1700

Wasatch Funds are distributed by ALPS Distributors, Inc.